EXHIBIT 4.3
CONFORMED THROUGH
FIRST AMENDMENT
GATX CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
(As Amended and Restated
Effective as of January 1, 1997)
Mayer, Brown, Rowe & Maw LLP
Chicago

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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GATX CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
(As Amended and Restated
Effective as of January 1, 1997)
SECTION 1.
General
          1.1 History, Purpose and Effective Date. Effective January 1, 1994, GATX Corporation, a New York corporation (the “Company”), established the GATX Corporation Hourly Employees Retirement Savings Plan (the “Plan”) so that it, and each Related Company (as defined in subsection 1.2) which, with the consent of the Company, adopts the Plan may assist their eligible employees in providing for their future security. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect immediately prior to January 1, 1997, the “Effective Date” of the Plan as set forth herein; provided, however, that to the extent that any provision of this restatement specifically provides for an effective date earlier or later than January 1, 1997, such provision shall constitute an amendment of the Plan as in effect on such earlier or later date. The Plan is intended to qualify as a profit sharing plan with a cash-or-deferred arrangement under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).
          1.2 Related Companies and Employers. The term “Related Company” means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code. The Company and each Related Company, which, with the Company’s consent, adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”.
          1.3 Trust Agreement, Plan Administration. All contributions made under the Plan will continue to be held, managed and controlled by one or more trustees (the “Trustee”) acting under a “Trust” which forms a part of the Plan and which is governed by a Trust Agreement between the Company and the Trustee. The Retirement Funds Review Committee (the “Review Committee”) has the authority and responsibility to appoint or select trustees, custodians, investment managers and insurance companies to manage the Plan’s assets, to establish investment guidelines, proxy voting policies and securities trading procedures, and to monitor the performance of the fiduciaries responsible for investment of the Plan’s assets. The GATX Corporation Employee Benefits Committee (the “Benefits Committee”) shall have the rights, duties and obligations of an “administrator” as that term is defined in section 3(16)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and of a “plan administrator” as that term is defined in section 414(g) of the Code. The Company and the members of the Benefits and Review Committees shall be “named fiduciaries”, as described in section 402 of ERISA, with respect to their respective authority under the Plan and Trust.
          1.4 Plan Year. The term “Plan Year” means the twelve-consecutive-month period beginning on each January 1.
          1.5 Accounting Dates. The term “Accounting Date” means each business day, as determined by the Benefits Committee in its sole discretion.

          1.6 Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.
          1.7 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
          1.8 Notices. Any notice or document required to be filed with the Benefits Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Benefits Committee, in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.
          1.9 Form of Election. Each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be made in such form or by such method as the Benefits Committee shall require, including by means of an interactive telephone or internet system utilizing personal identification numbers, the use of which shall constitute a valid signature under the Plan for any transaction for which use of such system is authorized by the Benefits Committee.
          1.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
          1.11 Action by Employers. Except as otherwise provided herein, any action required or permitted to be taken by any Employer which is a corporation shall be by resolution of its Board of Directors, or by a duly authorized officer of the Employer. Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.
          1.12 No Reversion to Employers. No part of the corpus or income of the Trust shall revert to any Employer or be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan, except as provided in subsections 5.5 and 12.8.
          1.13 Plan Supplements. The provisions of the Plan as applied to any Employer or any group of employees of any Employer may, with the consent of the Company, be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.
          1.14 Defined Terms. Terms used frequently with the same meaning are indicated by initial capital letters, and are defined throughout the Plan. Appendix I contains an alphabetical listing of such terms and the subsections in which they are defined.
SECTION 2.
Participation in Plan
          2.1 Eligibility for Participation. Each individual who was a Participant in the Plan immediately prior to the Effective Date will continue as such on and after that date. Each regular hourly employee of an Employer who was not a Participant in the Plan immediately prior to the Effective Date will become a Participant in the Plan on the Entry Date coinciding with or next following the date he first meets all of the following requirements:
(a)	he has completed one Year of Service (as defined in subsection 3.1);

(b)	he is a citizen or resident of the United States and on a United States payroll and is a member of a collective bargaining unit to which participation in the Plan has been and continues to be extended under a currently effective collective bargaining agreement between his Employer and the representative of the bargaining unit of which he is a member; and

(c)	he has elected to have Before-Tax Contributions made on his behalf pursuant to subsection 4.1.
For purposes of this subsection 2.1, the term “regular” describes an employee hired for a permanent position (and not someone hired for a specific project the duration of which is expected to last less than twelve months), and the term “Entry Date” means, beginning January 1, 2000, the first day of each calendar month and, for periods prior to January 1, 2000, the first day of each calendar quarter. Notwithstanding the foregoing provisions of this subsection 2.1: (i) if an individual is employed or reemployed by an Employer on or after the first day of the month coincident with or next following the date on which he shall first meet the requirements of paragraph (a) above, he shall become a Participant immediately upon meeting the requirements of paragraphs (b) and (c) above and (ii) no individual is eligible to participate in the Plan who provides services to an Employer under a contract, arrangement or understanding with such individual or with an agency or leasing organization that treats the individual as either an independent contractor or an employee of such agency or leasing organization, even if such individual is later determined (by judicial action or otherwise) to have been a common law employee of an Employer rather than an independent contractor or an employee of such agency or leasing organization.
          2.2 Inactive Participation. Once an eligible employee becomes a Participant in the Plan, he will remain a Participant after he ceases to be an eligible employee as long as he continues to have an Account balance under the Plan, even after his Termination Date (as defined in subsection 9.2), for all purposes under the Plan except the contribution provisions of Sections 4 and 5 and the withdrawal and loan provisions of Section 10.
          2.3. Participation Upon Reemployment. Any Participant who has a Termination Date but who is reemployed by an Employer will be eligible to again become an active Participant immediately upon his reemployment.
          2.4 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee or Participant the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
          2.5 Leased Employees. if, pursuant to one or more agreements between an Employer or Related Company and one or more leasing organizations (within the meaning of section 414(n) of the Code), a person provides services to the Employer or Related Company in a capacity other than as an employee on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the Employer or Related Company, such person shall be a “Leased Employee”. Leased Employees shall not be eligible to participate in this Plan or in any other plan maintained by the Employer or Related Company which is qualified under section 401(a) of the Code. A Leased Employee shall be treated as if the services performed by him in such capacity (including service performed during such initial one-year period) were performed by him as an employee of a Related Company which has not adopted the Plan; provided, however, that no such service shall be credited:
(a)	for any period during which less than 20% of the workforce of the Employers and the Related Companies consists of Leased Employees and the Leased Employee is a participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a nonintegrated employer contribution of at least 10 percent of compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees), other than those employees excluded under section 414(n)(5) of the Code; or

(b)	for any other period unless the Leased Employee provides satisfactory evidence to the Employer or Related Company that he meets all of the conditions of this subsection 2.5 and applicable law required for treatment as a Leased Employee.
          2.6 Veterans’ Rights. Notwithstanding any other provisions of the Plan to the contrary, contributions, benefits and service with respect to qualified military service will be provided in accordance with section 414(u) of the Code. The provisions of this subsection 2.6 shall be effective for periods on and after December 12, 1994 with respect to Participants employed on or after that date.
SECTION 3.
Service
          3.1 Year of Service. The term “Year of Service” means, with respect to any employee, the date on which he first completes 520 Hours of Service (as defined in subsection 3.2); provided, however, that, if an employee’s Termination Date (as defined in subsection 9.2) occurs before he completes 520 Hours of Service, his Hours of Service earned on or before his Termination Date shall be disregarded if he does not return to the employ of an Employer or a Related Company on or before the first anniversary of his Termination Date. Once an employee or Participant has earned a Year of Service, it shall not be disregarded.
          3.2 Hour of Service. The term “Hour of Service” means, with respect to any employee, each hour for which the employee is paid or entitled to payment for the performance of duties for an Employer or a Related Company or for which back pay, irrespective of mitigation of damages, has been awarded to the employee or agreed to by an Employer or a Related Company, subject to the following:
(a)	An employee shall be credited with the number of regularly scheduled working hours included in the time period on the basis of which payment to the employee is calculated for any period during which he performs no duties for an Employer or a Related Company (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence; provided, however, that an employee shall not be credited with more than 501 Hours of Service for any single continuous period during which the employee performs no duties for an Employer or Related Company.

(b)	Payments taken into account for purposes of paragraph (a) shall include payments which are unrelated to the length of the period during which no duties are performed but shall not include payments made solely as reimbursement for medically-related expenses or solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws.
SECTION 4.
Before-Tax and Rollover Contributions
          4.1 Amount of Before-Tax Contributions. Subject to the limitations set forth in subsection 4.6 and Section 8, for each payroll period, a Participant may elect to have his pay reduced and a corresponding amount contributed on his behalf to the Plan, which amount shall not be less than 1 percent nor more than 15 percent of his Eligible Compensation (as defined in subsection 4.5) for each payroll period during which he is eligible to participate in the Plan. Any election pursuant to this subsection 4.1 shall be made and shall be effective in accordance with such rules and procedures as the Benefits Committee may establish from time to time on a uniform and nondiscriminatory basis. Any contributions made on behalf of a Participant pursuant to this subsection 4.1 shall be referred to as a “Before-Tax Contribution”.
          4.2 Payment of Before-Tax Contributions. Before-Tax Contributions shall be paid to the Trustee by an Employer on the earliest date on which such contributions can reasonably be segregated from such Employer’s general assets, but not later than the 15th business day of the month following the month in which such amounts would otherwise have been payable to the Participant.
          4.3 Variation, Discontinuance and Resumption of Before-Tax Contributions. Subject to such rules and restrictions as the Benefits Committee may establish on a uniform and nondiscriminatory basis, a Participant may elect to change his Before-Tax Contribution rate (but not retroactively) within the limits specified above. From and after January 1, 1998, any such change may be requested at any time and shall be effective in accordance with procedures approved by the Benefits Committee. A Participant may also elect to discontinue having contributions made for him or to have them resumed pursuant to subsection 4.1.
          4.4 Rollover Contributions. With the consent of the Benefits Committee, a Participant or an employee who meets the requirements of subsection 2.1 other than paragraph (a) thereof, may make a Rollover Contribution (as defined below) to the Plan. The term “Rollover Contribution” means a rollover contribution (within the meaning of section 402(c) of the Code), in cash, of all or part of the taxable portion of a distribution which, under the applicable provisions of the Code, is permitted to be rolled over to a qualified plan. If an employee who is not otherwise a Participant makes a Rollover Contribution to the Plan, he shall be treated as a Participant only with respect to such Rollover Contribution until he has met all of the requirements for Plan participation set forth in subsection 2.1.
          4.5 Eligible Compensation. For purposes of this Section 4 and Section 5, a Participant’s “Eligible Compensation” shall mean his standard hourly wages, incentive pay, overtime, shift differential, grievance adjustments, holiday and vacation pay and eligible bonus received during the Plan Year from an Employer for personal services actually rendered or which would have been received during the Plan Year had Before-Tax Contributions not been made on his behalf to this Plan or salary reduction contributions to a cafeteria plan (within the meaning of section 125 of the Code) or, for Plan Years beginning on or after January 1, 2001, a qualified transportation fringe (within the meaning of section 132(f) of the Code) sponsored by an Employer.
          4.6 Limitation on the Amount of Compensation Taken Into Account For Any Plan Year. Notwithstanding any other provision of the Plan to the contrary, the amount of Eligible Compensation that may be taken into account under the Plan for any Plan Year for purposes of applying the percentage limitations of subsections 4.1, 5.1 and 5.2 shall not exceed the amount permitted for such year under section 401(a)(17) of the Code, taking into account for purposes of such limitation any proration required under applicable regulations.
SECTION 5.
Matching and Qualified Matching Contributions
          5.1 Matching Contributions. Subject to the conditions and limitations of subsection 4.6 and Section 8, for each payroll period during any Plan Year beginning on or after January 1, 1998, an Employer shall contribute to the Plan on behalf of each Participant employed by such Employer during that year, an amount (if any) equal to a percentage of the Before-Tax Contributions made on the Participant’s behalf for that payroll period, determined in accordance with the collective bargaining agreement covering the unit of employees of which such Participant is a member during that period. Any contribution made pursuant to this subsection 5.1 shall be referred to as a “Matching Contribution”. The amount of Matching Contributions in effect under the Plan from time to time with respect to each eligible bargaining unit are set forth in Appendix II.
          5.2 Qualified Matching Contributions. For each Plan Year any Employer may, but shall not be required to, contribute an additional percentage of the Before-Tax Contributions made on behalf of Participants employed by such Employer who are not Highly-Compensated (as defined in subsection 8.13). Any contribution made pursuant to this subsection 5.2 shall be referred to hereinafter as a “Qualified Matching Contribution”.
          5.3 Limitations on Amount of Employer Contributions. In no event shall the sum of any Before-Tax Contributions, Matching Contributions and Qualified Matching Contributions made by an Employer for any Plan Year exceed the limitations imposed by Section 404 of the Code on the maximum amount deductible on account thereof by such Employer for that year.
          5.4 Payment of Employer Contributions. Each Employer’s contributions under the Plan (other than Before-Tax Contributions) for any Plan Year shall be paid to the Trustee, without interest, no later than the time prescribed by law for filing the Employer’s federal income tax return, including any extensions thereof.
          5.5 Return of Employer Contributions. The Trustee shall return a contribution of an Employer or the relevant portion thereof (including Before-Tax Contributions) upon the Employer’s written request, reduced by the amount of any losses thereon, within one year after the date of payment to the Trustee, under the following circumstances:
          (a) if the contribution, or any portion thereof, is made by mistake of fact, or
          (b) if the deduction for a contribution, or any portion thereof, is disallowed.
SECTION 6.
Investment of the Trust Fund
          6.1 Investment Funds. The Review Committee shall establish, and cause the Trustee to maintain, one or more “Investment Funds” for the investment of Participants’ Accounts as it deems appropriate. Investment Funds maintained under the Plan as at any date shall include a GATX Stock Fund which shall be invested in the common stock of GATX Corporation, and a “Loan Fund”, which shall consist only of promissory notes or other evidence of loans made to Participants in accordance with subsection 10.1. The Review Committee, in its sole discretion, from time to time may eliminate a particular Investment Fund or add a new Investment Fund, and may establish such rules and procedures as it deems appropriate for the orderly transfer and investment of funds held under a discontinued Investment Fund to one or more of the other Investment Funds then maintained under the Plan.
          6.2 Investment Fund Accounting. The Benefits Committee shall maintain separate subaccounts for each Participant in each of the Investment Funds to separately reflect his interests in each such Fund and the portion thereof that is attributable to his (a) Before-Tax Account,(b) Matching Account, (c) Rollover Account, and (d) Qualified Matching Account.
          6.3 Investment Fund Elections. At the time that a Participant enrolls in the Plan, and as of any subsequent dates that the Benefits Committee in its discretion determines, each Participant, at such time and in such form as the Benefits Committee may require, may specify the percentage of contributions subsequently credited to his Accounts (other than Matching and Qualified Matching Contributions) that are to be invested in each of the Investment Funds (other than the Loan Fund). Each Participant’s Matching and Qualified Matching Contribution Accounts shall be invested and reinvested in the GATX Stock Fund except as otherwise specifically provided by subsection 6.4.
          6.4 Transfers Between Investment Funds. In accordance with such uniform rules and procedures as the Benefits Committee may from time to time establish, a Participant may elect to transfer all or any portion of the value of his Accounts held in any Investment Fund (other than the Loan Fund) to any other Investment Fund (other than the Loan Fund) then made available to such Participant; provided, however, that no amounts attributable to either Matching Contributions or Qualified Matching Contributions may be transferred from the GATX Common Stock Fund to any other Investment Fund before March 1, 2002 or the fifth anniversary of the Participant’s date of hire, whichever is later.
SECTION 7.
Plan Accounting
          7.1 Participants’ Accounts. The Benefits Committee shall maintain the following “Accounts” in the name of each Participant:
(a)	a “Matching Account,” which shall reflect Matching Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

(b)	a “Before-Tax Account,” which shall reflect Before-Tax Contributions, if any, made on his behalf and the income, losses, appreciation and depreciation attributable thereto;

(c)	a “Qualified Matching Account,” which shall reflect Qualified Matching Contributions, if any, made on his behalf, and the income, losses, appreciation and depreciation attributable thereto; and

(d)	a “Rollover Account,” which shall reflect Rollover Contributions, if any, made by him and the income, losses, appreciation and depreciation attributable thereto.
The Accounts provided for in this subsection 7.1 shall be for accounting purposes only, and there shall be no segregation of assets within the Investment Funds among the separate Accounts. Reference to the “balance” in a Participant’s Accounts means the aggregate of the balances in the subaccounts maintained in the Investment Funds attributable to these Accounts.

          7.2 Allocation of Investment Fund Earnings and Changes in Value. As of each Accounting Date, interest, dividends and changes in value in each Investment Fund since the preceding Accounting Date shall be allocated to each Participant’s subaccounts invested in such Investment Fund by adjusting upward or downward the balance of his subaccounts invested in such Investment Fund in the ratio which the subaccounts of such Participant invested in such Investment Fund bears to the total of the subaccounts of all Participants invested in such Investment Fund as of such Accounting Date, excluding therefrom, for purposes of this allocation only, all Before-Tax, Matching, Qualified Matching and Rollover Contributions received since the preceding Accounting Date, so that the total of the subaccounts of all Participants in each Investment Fund shall equal the total value of such fund (exclusive of such contributions) as determined by the Trustee in accordance with uniform procedures consistently applied.
          7.3 Allocation and Crediting of Contributions. Subject to the provisions of Section 8, contributions shall be allocated and credited as follows:
(a)	Before-Tax, Matching, and Rollover Contributions made on behalf of a Participant for any payroll period shall be credited to that Participant’s appropriate Accounts as soon as practicable after they are transmitted to the Trust; and

(b)	As of the last day of each Plan Year, any Qualified Matching Contributions made by an Employer for that year shall be allocated among and credited to the Accounts of non-Highly Compensated Participants who are employed on the last day of that year by such Employer in accordance with subsection 5.2.
Notwithstanding the foregoing, unless the Benefits Committee establishes uniform rules to the contrary, contributions made to the Plan shall share in the gains and losses of the Investment Funds only when actually deposited with the Trustee.
          7.4 Correction of Error. In the event of an error in the adjustment of a Participant’s Accounts, the Benefits Committee, in its sole discretion, may correct such error by either crediting or charging the adjustment required to make such correction to or against income and expenses of the Trust for the Plan Year in which the correction is made or the Employer may make an additional contribution to permit correction of the error. Except as provided in this subsection 7.4 or as otherwise specifically determined by the Benefits Committee, the Accounts of other Participants shall not be readjusted on account of such error.
          7.5 Statement of Plan Interest. As soon as practicable after the last day of each Plan Year and at such other intervals as the Benefits Committee may determine, the Benefits Committee shall provide each Participant with a statement reflecting the balances of his Accounts.
SECTION 8.
Limitations on Compensation, Contributions and Allocations
8.1	Compensation. “Compensation” for purposes of this Section 8 shall mean:

(a)	compensation defined as wages from an Employer or Related Company for income tax withholding purposes under section 3401(a) of the Code (determined without regard to any rules limiting reported wages based on the nature or location of the employment), plus

(b)	any Before-Tax Contributions and salary reduction contributions made on his behalf for the year to the Plan or a cafeteria plan (within the meaning of section 125 of the Code) or, for Plan Years beginning on or after January 1, 2001, under a qualified transportation fringe benefit arrangement (within the meaning of section 132(f) of the Code) sponsored by an Employer or a Related Company, up to the maximum amount permitted for any Plan Year under Code section 401(a)(17), taking into account any proration of such amount required under applicable Treasury regulations on account of a short Plan Year or otherwise.
          8.2 Limitations on Annual Additions. Notwithstanding any other provision of the Plan to the contrary, a Participant’s Annual Additions (as defined below) for any Plan Year shall not exceed an amount equal to the lesser of:
          (a) $30,000 (as adjusted for cost-of- living increases under section 415(d) of the Code); or
          (b) 25 percent of the Participant’s Compensation for that Plan Year (determined without regard to the limitation under section 401(a)(17) of the Code and, solely for the Plan Year beginning on January 1, 1997, excluding the amount described in clause (b) of subsection 8.1), calculated as if each Section 415 Affiliate (defined below) were a Related Company;
reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of an Employer or a Related Company or a Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction shall be pro rata. The term “Annual Additions” means, with respect to any Participant for any Plan Year, the sum of all contributions (other than Rollover Contributions) allocated to a Participant’s Accounts for such year pursuant to subsection 7.3, excluding Before-Tax Contributions that are distributed as excess deferrals in accordance with subsection 8.6, but including any Before-Tax or Matching Contributions (the latter even if forfeited) treated as excess contributions or excess aggregate contributions under subsections 8.9, 8.11 and 8.12. The term Annual Additions shall also include employer contributions by an Employer, a Related Company or a Section 415 Affiliate allocated for a Plan Year to any individual medical account (as defined in section 415(1) of the Code) or to a separate account under a funded welfare benefit plan (as described in section 419(A)(d)(2) of the Code). The term “Section 415 Affiliate” means any entity that would be a Related Company if the ownership test of sections 414(b) and (c) of the Code were “more than 50%” rather than “at least 80%”.
          8.3 Combined Plan Limitation. If a Participant also participates in any defined benefit plan (as defined in section 415(k) of the Code) maintained by an Employer or a Related Company or a Section 415 Affiliate, the aggregate benefits payable to, or on account of, the Participant under such plan together with this Plan shall be determined in a manner consistent with section 415(e) of the Code. The benefit provided under the defined benefit plan shall be adjusted to the extent necessary so that the sum of the “defined benefit fraction” and the “defined contribution fraction” (as such terms are defined in section 415(e) of the Code and applicable regulations thereunder) calculated with regard to such Participant does not exceed 1.0. For purposes of this subsection 8.3, all qualified defined benefit plans (whether or not terminated) of the Employers, Related Companies and Section 415 Affiliates shall be treated as one defined benefit plan. Notwithstanding the foregoing, the provisions of this subsection 8.3 shall not apply for Plan Years beginning after December 31, 1999, except with respect to a Participant whose Annuity Starting Date (within the meaning of section 417(e) of the Code) under the defined benefit plan occurred before January 1, 2000.
          8.4 Reduction of Contribution Rates. To conform the operation of the Plan to sections 401(k)(3), 401(m)(2), 402(g) and 415(c) of the Code, the Benefits Committee may unilaterally modify or revoke any Before-Tax Contribution election made by a Participant pursuant to subsection 4.1, and may reduce the rate at which Before-Tax Contributions will be matched in accordance with subsection 5.1. The Benefits Committee may also establish administrative rules relating to the application of the various limits imposed by law, to ensure that those limits are not inadvertently exceeded.
          8.5 Excess Annual Additions. If, as a result of a reasonable error in estimating a Participant’s Compensation or such other mitigating circumstances as the Commissioner of Internal Revenue shall prescribe, the Annual Additions for a Participant for a Plan Year exceed the limitations set forth in subsection 8.2, the excess amounts shall be used to reduce Matching Contributions for the next Plan Year (and succeeding years) for that Participant in accordance with Treas. Reg. § 1.415-6(b)(6)(ii), after any Before-Tax Contributions are first returned. Any Before-Tax Contributions returned to a Participant in accordance with this subsection 8.5 shall be disregarded for purposes of subsections 8.6, 8.8, 8.10 and 8.12.
          8.6 Section 402(g) Limitation. In no event shall the Before-Tax Contributions for a Participant under the Plan (together with elective deferrals, as defined in Code section 402(g)(3), under any other cash-or-deferred arrangement maintained by an Employer or a Related Company) for any taxable year exceed $10,000 or such larger amount as may be permitted under section 402(g) of the Code.
          8.7 Disposition of Excess Elective Deferrals. If during any taxable year a Participant is also a participant in any other cash or deferred arrangement, and if his elective deferrals (as defined in section 402(g)(3) of the Code) under such other arrangement together with Before-Tax Contributions made on his behalf exceed the maximum amount permitted for the Participant for that year under section 402(g) of the Code, the Participant, not later than March 1 following the close of such taxable year, may request the Benefits Committee to distribute all or a portion of such excess to him, with any allocable gains or losses for that Plan Year (determined in accordance with any reasonable method adopted by the Benefits Committee for that Plan Year that either (i) conforms to the accounting provisions of Section 7 and is consistently applied to the distribution of excess contributions under this subsection 8.7 and subsections 8.9, 8.11 and 8.12 to all affected Participants, or (ii) satisfies any alternative method set forth in applicable Treasury regulations). Any such request shall be in writing and shall include adequate proof of the existence of such excess, as determined by the Benefits Committee in its sole discretion. If the Benefits Committee is so notified, such excess amount shall be distributed to the Participant no later than the April 15 following the close of the Participant’s taxable year. In addition, if the applicable limitation for a Plan Year is exceeded with respect to this Plan alone, or this Plan and another plan or plans of the Employers and Related Companies, the Benefits Committee shall direct that such excess Before-Tax Contributions (with allocable gains or losses) be distributed to the Participant as soon as practicable after the Benefits Committee is notified of the excess deferrals by the Company, an Employer or the Participant, or otherwise discovers the existence of such excess (but no later than the April 15 following the close of the Participant’s taxable year). Notwithstanding the foregoing provisions of this subsection 8.7, the dollar amount of any distribution due hereunder shall be reduced by the dollar amount of any Before-Tax Contributions previously distributed to the same Participant pursuant to subsection 8.9; provided, however, that for purposes of subsections 8.2 and 8.8, the correction under this subsection 8.7 shall be deemed to have occurred before the correction under subsection 8.9.
          8.8 Section 401(k)(3) Testing. For any Plan Year, the amount by which the average of the Deferral Percentages (as defined below) of each eligible employee who is Highly Compensated (the “Highly Compensated Group Deferral Percentage”) exceeds the average of the Deferral Percentages for that year of each eligible employee who is not Highly Compensated (the “Non-highly Compensated Group Deferral Percentage”) shall be less than or equal to either (i) a factor of 1.25 or (ii) both a factor of 2 and a difference of 2. The “Deferral Percentage” for any eligible employee for a Plan Year shall be determined by dividing the Before-Tax Contributions and any Qualified Matching Contributions made on his behalf for such year by his Compensation for the year, subject to the following special rules:
(a)	any employee eligible to participate in the Plan at any time during a Plan Year pursuant to subsection 2.1 shall be counted, regardless of whether any Before-Tax Contributions are made on his behalf for the year;

(b)	the Deferral Percentage for any Highly Compensated Participant who is eligible to participate in the Plan and who is also eligible to make other elective deferrals under one or more other arrangements (described in section 401(k) of the Code) maintained by an Employer or a Related Company that end with or within the same calendar year (other than a plan or arrangement subject to mandatory disaggregation under applicable Treasury regulations), shall be determined as if all such elective deferrals were made on his behalf under the Plan and each such other arrangement;

(c)	excess Before-Tax Contributions distributed to a Participant under subsection 8.6 shall be counted in determining such Participant’s Deferral Percentage, except in the case of a distribution to a non-Highly Compensated Participant required to comply with section 401(a)(30) of the Code;

(d)	if this Plan is aggregated with one or more other plans for purposes of section 410(b) of the Code (other than the average benefit percentage test), this subsection 8.8 shall be applied as if all such plans were a single plan, and all such aggregated plans must have the same plan year;

(e)	union Participants shall be tested separately from non-union Participants, and all Participants who are members of a single collective bargaining unit may be tested separately under this subsection 8.8 (on a reasonable and reasonably consistent basis from year to year); and

(f)	to the extent provided by applicable Treasury regulations under sections 401(k) and 410(b) of the Code, for any Plan Year, the Benefits Committee may apply the foregoing tests by treating the Plan as consisting of separate plans, one benefiting eligible employees who satisfy the greatest minimum age and service conditions permitted under section 410(a) of the Code and one benefiting eligible employees who have not satisfied such conditions.
Application of the provisions of this subsection 8.8 shall be made in accordance with the requirements of section 401(k)(3) of the Code and the regulations thereunder.
          8.9 Correction Under Section 401(k) Test. In the event that the Highly Compensated Group Deferral Percentage for any Plan Year does not initially satisfy one of the tests set forth in subsection 8.8, the Benefits Committee, notwithstanding any other provision of the Plan, shall instruct the Trustee to distribute sufficient Before-Tax Contributions, with any allocable gains or losses for such Plan Year determined in accordance with any reasonable method adopted by the Benefits Committee for that Plan Year that either (i) conforms to the accounting provisions of Section 7 and is consistently applied to making corrective distributions under this subsection 8.9 and subsections 8.7, 8.11 and 8.12 to all affected Participants or (ii) satisfies any alternative method set forth in applicable Treasury regulations, so that the Highly Compensated Group Deferral Percentage meets one of the tests referred to in subsection 8.8. Such distribution shall be made, to the extent necessary, to the Highly Compensated Participants on whose behalf such contributions were made, in descending order of the dollar amount of such Participants’

contributions, starting with highest such dollar amount, under the leveling method described in Treas. Reg. § 1.401(k)-1(f)(2). The amounts to be distributed to any Participant pursuant to this subsection 8.9 shall be reduced by the amounts of any Before-Tax Contributions distributed to him for such Plan Year pursuant to subsection 8.7. The Benefits Committee shall return such Before-Tax Contributions (and allocable interest) by the end of the Plan Year following the Plan Year for which they were made.
          8.10 Section 401(m)(2) Testing. For any Plan Year, the amount by which the average of the Contribution Percentages (as defined below) of each eligible employee who is Highly Compensated (the “Highly Compensated Group Contribution Percentage”) exceeds the average of the Contribution Percentages for that year of each eligible employee who is not Highly Compensated (the “Non-highly Compensated Group Contribution Percentage”) shall be less than or equal to either (i) a factor of 1.25 or (ii) both a factor of 2 and a difference of 2, “Contribution Percentage” for any eligible employee for a Plan Year shall be determined by dividing the Matching Contributions made for him for such year by his Compensation for that year, subject to the following special rules:
(a)	any employee eligible to receive a Matching Contribution under the Plan at any time during a Plan Year pursuant to subsection 2.1 shall be counted, regardless of whether any Matching Contributions are actually made for him for the year;

(b)	the Contribution Percentage for any Highly Compensated Participant who is eligible to participate in one or more other qualified plans maintained by an Employer or a Related Company under which after-tax or matching contributions (within the meaning of section 401(m) of the Code) can be made by or for him, shall be determined as if all such contributions were made by or for him under the Plan and each other such plan;

(c)	if this Plan is aggregated with one or more other plans for purposes of section 410(b) of the Code (other than for purposes of the average benefit percentage test), this subsection 8.10 shall be applied as if all such plans were a single plan, and all such aggregated plans must have the same plan year;

(d)	all eligible employees who are members of a collective bargaining unit shall be disregarded for purposes of this subsection 8.10; and

(e)	to the extent provided by applicable regulations under sections 401(k) and 401(m) of the Code, for any Plan Year, the Benefits Committee may apply the foregoing tests by treating the Plan as consisting of separate plans, one benefiting eligible employees who satisfy the greatest minimum age and service conditions permitted under section 410(a) of the Code and one benefiting eligible employees who have not satisfied such conditions.
Application of the provisions of this subsection 8.10 shall be made in accordance with the requirements of section 401(m)(2) of the Code and the regulations thereunder.
          8.11 Correction Under Section 401(m) Test. In the event that the Highly Compensated Group Contribution Percentage for any Plan Year does not initially satisfy one of the tests set forth in subsection 8.10, to the extent necessary to satisfy one of such tests and notwithstanding any other provision of the Plan except subsection 8.12, the Benefits Committee shall direct the Trustee to distribute Matching Contributions, with any allocable gains or losses for such Plan Year determined in accordance with any reasonable method adopted by the Benefits Committee for that Plan Year that either (i) conforms to the accounting provisions of Section 7 and is consistently applied to making corrective distributions under subsections 8.7, 8.9 and 8.12 to all affected Participants, or (ii) satisfies any alternative method set forth in applicable Treasury regulations. Such distributions shall be made, to the extent necessary, to the Highly Compensated Participants for whom such contributions were made, in descending order of the dollar amount of such contributions starting with the highest, under the leveling method of Treas. Reg. § 1.401(m)-1(e)(2). Such action shall be taken by the end of the Plan Year following the Plan Year in which such contributions were contributed.
          8.12 Multiple Use of Alternative Limit. Notwithstanding any other provision of the Plan to the contrary, if the 1.25 factors referred to in subsections 8.8 and 8.10 are both exceeded for a Plan Year, the leveling method of correction prescribed in subsection 8.11 shall be continued until the combined limitation set forth in Treas. Reg. § 1.401(m)-2(b)(3) is satisfied for such Plan Year.
          8.13 Highly Compensated Employee. An employee shall be “Highly Compensated” for any Plan Year if he:
(i)	was a 5-percent owner (as defined in section 416(i)(1)(B) of the Code) of an Employer or a Related Company at any time during that Plan Year or the preceding Plan Year; or

(ii)	received Compensation for the preceding Plan Year in excess of $80,000 (indexed at the same time and in the same manner as under section 415(d) of the Code except that the base period is the calendar quarter ending September 30, 1996).
SECTION 9.
Vesting and Termination Dates
          9.1  Fully Vested Interest. A Participant at all times shall have a nonforfeitable interest in each of his Accounts under the Plan.
          9.2  Termination Date. A Participant’s “Termination Date” shall be the date on which his employment with all the Employers and Related Companies terminates for any reason.
          9.3  Distribution Restrictions. Notwithstanding any other provision of the Plan to the contrary:
(a)	A Participant shall not commence distribution of his Account pursuant to Section 11 prior to March 1, 2002, even though his employment with the Employers and Related Companies has terminated, unless or until he also has a “separation from service” within the meaning of section 401(k)(2)(B) of the Code as in effect prior to January 1, 2002. The foregoing restriction shall not apply, however, if the Participant’s termination of employment occurs in connection with the sale by an Employer or a Related Company of (i) substantially all of the assets of a trade or business or (ii) of its interest in a subsidiary, provided (A) the Participant remains employed in such trade or business or by such subsidiary after the sale, (B) the Employers continue to maintain the Plan after the sale, (C) no transfer of Participants’ Accounts occurs or is scheduled to occur after the sale to a plan of such subsidiary or of the purchaser of such assets (or any entity affiliated therewith) pursuant to subsection 13.3, and (D) the Participant requests distribution of his Accounts under the Plan in a lump sum by the close of the second calendar year following the calendar year in which such sale occurs.

(b)	A Participant whose employment with the Employers and Related Companies has terminated (regardless of the date on which such termination occurred) may commence distribution of his Account pursuant to Section 11 at any time after February 28, 2002, even if he has not had a “separation from service” as described in paragraph (a) next above, provided that he has incurred a severance from employment (within the meaning of section 401(k)(2)(B) of the Code as in effect on and after January 1, 2002). A Participant shall not be treated as having incurred a severance from employment for this purpose if the Participant’s subsequent employer assumes sponsorship of the Plan or relevant portion thereof or under such other circumstances as may apply under applicable law.
SECTION 10.
Loans and Withdrawals of
Contributions While Employed
          10.1 Loans to Participants. The Benefits Committee, upon request by a Participant (including a Participant under subsection 4.4 who is actively employed by an Employer or a Related Company or who is a “party in interest” with respect to the Plan (as such term is defined in section 3(14) of ERISA), in such form as the Benefits Committee may require, may authorize a loan to be made to the Participant from his interest in the Plan, in increments of $500, subject to the following:
(a)	No loan shall be made to a Participant if, immediately after such loan, the sum of the outstanding balances (including principal and interest) of any loan made to him under this Plan and under any other qualified retirement plan maintained by the Employer or Related Company would exceed $50,000, reduced by the excess, if any, of:
(i)	the highest outstanding balance of all loans to the Participant from the plans during the one-year period ending on the day immediately before the date on which the loan is made; over

(ii)	the outstanding balance of loans from the plans to the Participant on the date on which such loan is made;

and no loan shall be made to a Participant in excess of one-half of the total vested balance of the Participant’s Accounts under the Plan as of the date the loan is made.
(b)	Each loan to a Participant shall be charged against the Participant’s Accounts (excluding the Matching Account and Qualified Matching Account), pro rata, and shall be charged against each Investment Fund in which such Accounts are invested in the same ratio as the value of his interest in such Fund with respect to the applicable Account bears to the Participant’s total interest in that Account.

(c)	Each loan shall provide for:
(i)	a reasonable repayment period of not more than 5 years from the date of the loan (or not more than 15 years for a loan used to acquire a dwelling which, within a reasonable period of time, will be used as the Participant’s principal residence);

(ii)	a reasonable rate of interest;

(iii)	substantially equal payments of principal and interest over the term of the loan no less frequently than quarterly; and

(iv)	such other terms and conditions as the Benefits Committee shall determine; and
shall be evidenced by a written agreement or in such other form as the Benefits Committee may require from time to time in accordance with uniform procedures consistently applied. Notwithstanding any provision of this Section 10 to the contrary, negotiation of a loan check shall evidence the Participant’s acceptance of and consent to be bound by the terms and conditions of such loan.
(d)	Promissory notes or other indicia of outstanding loans shall be held by the Trustee in the Loan Fund, unless such duty is delegated by the Trustee to the Benefits Committee.

(e)	Payments of principal and interest to the Plan with respect to any loan to a Participant:
(i)	shall reduce the outstanding balance with respect to that loan;

(ii)	shall reduce the balance of the Loan Fund holding the promissory note reflecting that loan;

(iii)	shall be credited to the Participant’s Accounts pro rata; and

(iv)	shall be invested in the Investment Funds (other than the Loan Fund) in accordance with the Participant’s current investment directions.
(f)	A Participant’s obligation to repay a loan (or loans) from the Plan shall be secured by that portion of the total vested balance of the Participant’s Accounts equal to the then outstanding balance of the loan plus accrued, but unpaid, interest; provided, however, that in no event shall more than 50% of the value of the total vested balance in the Participant’s Accounts (determined immediately after origination of the loan) be taken into account as security for the outstanding balance of all Plan loans made to the Participant.

(g)	Generally, loan repayments will be made by payroll deductions. However, during any period when payroll deduction is not possible or is not permitted under applicable law, repayment will be made by personal check.

(h)	The loan may be prepaid in full at any time without penalty.

(i)	If the outstanding balance of principal and interest on any loan is not paid at the expiration of its term or upon acceleration in accordance with paragraph (m) next below, or if any required payments of principal and interest on the loan are not paid when due, a delinquency shall occur. If the delinquency is not cured by the last day of the cure period established by the Committee in accordance with uniform procedures adopted by it (which cure period shall not extend beyond the last day of the calendar quarter following the calendar quarter in which the delinquent payment was due), a default shall occur and (i) the entire outstanding balance of the loan (including accrued but unpaid interest) shall be treated as a deemed distribution for tax purposes in accordance with applicable Treasury regulations; and (ii) the Committee shall apply all or a portion of the Participant’s vested interest in the Plan in satisfaction of such outstanding obligation, but only to the extent that such vested interest (or portion thereof) is then distributable under applicable provisions of the Code. If necessary to satisfy the entire outstanding obligation, such application of the vested interest may be executed in a series of actions as amounts credited to the Participant’s Accounts become distributable.
(j)	If distribution is to be made to a Beneficiary in accordance with subsection 11.2, any outstanding promissory note of the Participant shall be canceled and the unpaid principal of the loan, together with any accrued interest thereon, shall be treated as a distribution to or on behalf of the Participant immediately prior to commencement of distribution to the Beneficiary.

(k)	A participant may have only one loan outstanding at any time.

(l)	The Benefits Committee shall establish uniform procedures for applying for a loan, evaluating loan applications and setting reasonable rates of interest.

(m)	If a Participant commences distribution of his Accounts pursuant to subsection 11.1, the entire outstanding balance of his loan shall become immediately due and payable.
          10.2 Partial Withdrawals During Employment Before Age 59 1/2. A Participant whose Termination Date has not yet occurred and who has not attained age 59 1/2 may elect to withdraw all or part of his interest in the Investment Funds (other than the Loan Fund), pro rata, as provided and in the order set forth below:
(a)	up to 100% of his Rollover Account (including earnings);

(b)	up to 100% of his Matching Account (including earnings); and

(c)	up to 100% of the Before-Tax Contributions credited to his Before-Tax Account;
provided that no withdrawal may be made in accordance with clauses (b) or (c) next above except on account of Hardship (as defined in subsection 10.3). No portion of the Participant’s Qualified Matching Contribution Account may be withdrawn under this subsection 10.2.
          10.3 Hardship Withdrawals. A withdrawal will not be considered to be made on account of “Hardship” unless the following requirements are met:
(a)	The withdrawal is requested because of an immediate and heavy financial need of the Participant, and will be so deemed if the Participant represents that the withdrawal is made on account of:
(i)	expenses for medical care described in section 213(d) of the Code incurred by the Participant, the Participant’s spouse or any dependent of the Participant (as defined in section 152 of the Code) or necessary for such persons to obtain such medical care;

(ii)	the purchase (excluding mortgage payments) of a principal residence of the Participant;

(iii)	payment of tuition for the next 12 months of post-secondary education for the Participant, or his spouse, children or dependents;

(iv)	the need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s residence; or

(v)	any other circumstances of immediate and heavy financial need identified as such in applicable Treasury regulations, rulings or notices of general applicability.
(b)	The withdrawal must also be necessary to satisfy the immediate and heavy financial need of the Participant, and will be so deemed if all of the following requirements are satisfied:
(i)	the Participant represents that the distribution is not in excess of the amount of an immediate and heavy financial need;

(ii)	the Participant has obtained all distributions (other than hardship withdrawals under this subsection 10.3) and all nontaxable loans currently available under the Plan and all other plans maintained by the Related Companies;

(iii)	notwithstanding any other provision of the Plan, Before-Tax and Matching Contributions by or on behalf of the Participant shall be suspended for a period of 12 months after the Participant makes a Hardship withdrawal under this subsection 10.3; and

(iv)	in the Participant’s taxable year immediately following the taxable year of the Hardship withdrawal, the Before-Tax Contributions contributed on behalf of the Participant shall not exceed the applicable limit under subsection 8.6 for such next taxable year less the amount of Before-Tax Contributions contributed on behalf of the Participant for the taxable year of the hardship distribution. A Participant shall not fail to be treated as an eligible employee for purposes of subsections 8.8 and 8.10 merely because of the application of this subparagraph 10.3(b)(iv).
          10.4  Partial or Complete Withdrawal During Employment at or After Age 59 1/2. A Participant whose Termination Date has not yet occurred and who has attained age 59 1/2 may elect to withdraw all or a portion of his interest in his Plan Account. Such withdrawal may be made from any one or more of the Investment Funds in which his Account is invested, in such proportions as the Participant shall direct. If the Participant elects a complete withdrawal of his entire interest in the Plan, the full value of his Account balances shall become payable in accordance with a method of payment provided for in subsection 11.1.
          10.5  Partial Withdrawal After Termination Date. A Participant whose Termination Date has occurred and who has attained age 55 may elect to withdraw part of his Plan interest. Such withdrawal shall be made from any one or more Investment Funds in which his Account is invested, in such proportions as he shall direct.
          10.6  Withdrawal After Permanent Disability. A Participant who is Totally and Permanently Disabled (as defined below) may elect to permanently discontinue his participation in the Plan and to completely withdraw his Account balances, whereupon the full value of his Account balances shall become payable in accordance with a method of payment provided for in subsection 11.1. “Totally and Permanently Disabled” means that the Participant is unable to perform the duties of his usual position or any other position at his employer if, in the opinion of a physician selected by his Employer, such inability is due to a physical or mental disability that is expected to result in death or to be of long-standing and indefinite duration.

          10.7 Form of Withdrawal. For purposes of this Section 10, all Accounts shall be valued as of the Accounting Date immediately preceding the loan or withdrawal. All loan proceeds and withdrawn amounts shall be paid in cash, provided, however, that a withdrawal under subsection 10.4, 10.5 or 10.6 may be made in Company stock to the extent the Participant’s Accounts are invested in the GATX Stock Fund as of the date of such withdrawal.
SECTION 11.
Distributions
          11.1 Distributions to Participants After Termination of Employment. If a Termination Date occurs with respect to a Participant (for a reason other than his death), his Account balances shall be distributed in accordance with the following provisions of this subsection 11.1, subject to the rules of subsection 11.4:
(a)	If the value of the Participant’s Accounts (including any loans outstanding on his Termination Date) does not exceed $5,000 ($3,500 for Termination Dates on or before August 31, 1998), determined as soon as practicable after his Termination Date, the balance of such Accounts, less any outstanding loan balance (including accrued and unpaid interest) distributable in accordance with paragraph 10.1(i), shall be distributed to him in a lump sum payment.

(b)	If the value of the Participant’s Accounts (including any loans outstanding on his Termination Date) exceeds $5,000 ($3,500 for Termination Dates on or before August 31, 1998), determined as soon as practicable after his Termination Date, the balance of such Accounts, less any outstanding loan balance (including accrued and unpaid interest) distributable in accordance with paragraph 10.1(i), shall be distributed to the Participant on (or as soon as practicable after) the Distribution Date (as defined in paragraph (c) below) he elects, in a lump sum payment.

(c)	“Distribution Date” shall mean the Accounting Date (following a Participant’s Termination Date) as of which a payment in any form is made pursuant to this Section 11 without regard to any reasonable administrative delay. The Distribution Date with respect to any Participant shall be no later than the day he attains his Required Beginning Date (defined in paragraph 11.3(b)) or such earlier date as may be required under subsection 11.2.
          11.2 Distributions to Beneficiaries. Subject to subsection 11.4, the following rules shall apply if a Participant dies while any portion of his Accounts remains undistributed:
(a)	If the Participant dies before benefit payments to him have commenced, the balance of his Accounts, less any outstanding loan balance distributable in accordance with paragraph 10.1(j), shall be distributed as soon as practicable after his death to his Beneficiary (as defined in subsection 11.5) in a lump sum; provided, however, that if such balance is greater than $5,000 ($3,500 on or before August 31, 1998), the Beneficiary may delay commencement of benefit payments hereunder by electing a later Distribution Date, subject to the provisions of paragraph 11.1(c).

(b)	If a Participant dies after benefit payments to him have commenced, the balance, if any, of his Accounts shall continue to be distributed to his Beneficiary in accordance with the method of distribution selected by the Participant; provided, however, that the

Beneficiary may elect to have such balance paid in a lump sum payment as soon as practicable after the Participant’s death.
          11.3 Limits on Commencement and Duration of Distributions. The following distribution rules shall be applied in accordance with sections 401(a)(9) and 401(a)(14) of the Code and applicable regulations thereunder, including the minimum distribution incidental benefit requirement of Treas. Reg. § 1.401(a)(9)-2, and shall supersede any other provision of the Plan to the contrary:
(a)	Unless a Participant elects otherwise in accordance with paragraph 11.1(c), in no event shall distribution commence later than 60 days after the close of the Plan Year in which the later of the following events occurs: the Participant’s attainment of age 65 or the Participant’s Termination Date.

(b)	Notwithstanding any other provision herein to the contrary, the entire value of the Participant’s Accounts shall be distributed no later than his “Required Beginning Date,” that is, April 1 of the calendar year following the calendar year in which he (i) attains age 70 1/2 or (ii) terminates employment with all the Employers and Related Companies, whichever is the later; provided, however, that distribution shall be made in accordance with clause (i) (and not clause (ii)) next above in the case of (A) a Participant who is a 5% or more owner (as described in section 416 of the Code) during the Plan Year ending in the calendar year in which he attains 70 1/2, and (B) a Participant (whether or not a 5% or more owner) who attains age 70 1/2 after December 31, 1987 and before January 1, 1997 (other than a Participant who attains age 70 1/2 during 1996 and who is still employed by an Employer or Related Company on December 31, 1996).

(c)	If a Participant dies after distribution of his vested interest in the Plan has begun, the remaining portion of such vested interest, if any, shall be distributed to his Beneficiary at least as rapidly as under the method of distribution used prior to the Participant’s death.

(d)	If a Participant dies before distribution of his vested interest in the Plan has begun, distribution of such vested interest to his Beneficiary shall be completed by December 31 of the calendar year in which the fifth anniversary of the Participant’s death occurs; provided, however, that this five-year rule shall not apply if such Beneficiary is the Participant’s surviving spouse, and distribution is made not later than December 31 of the calendar year following the calendar year in which the Participant would have attained age 70 1/2.

(e)	If the Participant’s surviving spouse is his Beneficiary and such spouse dies before the distributions to such spouse begins, paragraph (d) shall be applied as if the surviving spouse were the Participant.
          11.4 Beneficiary Designations. The term “Beneficiary” shall mean the Participant’s surviving spouse. However, if the Participant is not married, or if the Participant is married but his spouse consents to the designation of a person other than the spouse, the term Beneficiary shall mean such person or persons as the Participant designates to receive his Accounts upon his death. Such designation may be made, revoked or changed (without the consent of any previously-designated Beneficiary except his spouse) only by an instrument signed by the Participant and filed with the Benefits Committee prior to his death. A spouse’s consent to the designation of a Beneficiary other than the spouse shall be in writing, shall acknowledge the effect of such designation, shall be witnessed by a Plan representative or a notary public and shall be effective only with respect to such consenting spouse. In default of such designation, or at any time when there is no surviving spouse and no existing Beneficiary designated by the

Participant, his Beneficiary shall be his surviving children (per stirpes) or, if he has no children, the estate of the last to die of the Participant or his designated Beneficiary. For purposes of the Plan, “spouse” means the person to whom the Participant is legally married at the relevant time.
          11.5 Form of Payment. All distributions pursuant to this Section 11 shall be made in cash; provided, however, that (i) a Participant (or his Beneficiary) may elect to have the Company stock allocated to his Accounts paid in kind.
          11.6 Direct Rollover Option. To the extent required under the applicable provisions of section 401(a)(31) of the Code and regulations issued thereunder, any person receiving an “eligible rollover distribution” (as defined in such Code section) may direct the Benefits Committee to transfer such distributable amount, or a portion thereof, to an “eligible retirement plan” (as defined in such Code section), in accordance with uniform rules established by the Benefits Committee. Effective as of January 1, 1999, the term “eligible rollover distribution” excludes hardship distributions as described in section 401(k)(2)(B)(i)(IV) of the Code.
          11.7 Facility of Payment. Notwithstanding the provisions of subsections 11.1 and 11.2, if, in the Benefits Committee’s opinion, a Participant or Beneficiary is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Benefits Committee may direct the Trustee to make payment to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate. Thereafter, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.
          11.8 Interests Not Transferable. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except in the case of loans made under the Plan and qualified domestic relations orders that relate to the provision of child support, alimony or marital property rights of a spouse, child or other dependent of a Participant and which meet such other requirements as may be imposed by section 414(p) of the Code or regulations issued thereunder. Notwithstanding any other provision of the Plan to the contrary, distribution of the entire vested portion of the Account balance of a Participant awarded to his alternate payee may be made in a lump sum payment, as soon as practicable after the Benefits Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such amount at that time, but only if the terms of the order provide for such immediate distribution either specifically or by general reference to any manner of distribution permitted under the Plan.
          11.9 Absence of Guaranty. None of the Benefits Committee, the Review Committee, the Trustee, or the Employers in any way guarantee the Trust from loss or depreciation. The Employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the Trust.
          11.10 Missing Participants or Beneficiaries. Each Participant and each designated Beneficiary must file with the Benefits Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Benefits Committee, or, in the case of a Participant, if no address is filed with the Benefits Committee, then at his last post office address as shown on the Employers’ records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Benefits Committee, the Employers nor the Trustee will be required to search for or locate a Participant or designated Beneficiary. If any benefit payment is returned by the

United States mail indicating that the last known address of the Participant (or Beneficiary) is not correct and there is no forwarding address, and such Participant (or Beneficiary) fails to contact the Benefits Committee in writing within the next two years, the Accounts of such Participant (or Beneficiary) shall then be forfeited (and the amounts therein used to reduce Employer contributions), subject to restoration through additional Employer contributions upon proper application for payment by the Participant (or Beneficiary).
          11.11 Distribution Information and Elections. Each Participant (or, to the extent applicable, each Beneficiary of a deceased Participant) who is eligible to receive a distribution under Section 11 and each Participant who has elected a withdrawal under Section 10 shall be given an explanation of (i) his right, if any, to defer receipt of the distribution or withdrawal, (ii) his right, if any, to elect a direct rollover under subsection 11.7, and (iii) in the case of a distribution under Section 11.1(b) or 11.2(a), a general explanation of the optional forms of distribution (if any) available to the Participant or Beneficiary. Such explanation shall be provided to the Participant (or, if applicable, the Beneficiary), in writing or in such other form as may be permitted under applicable regulations, no more than 90 days or less than 30 days before the date as of which the distribution or withdrawal is made. Notwithstanding any provision of this Section 11 or Section 10 to the contrary, a distribution or withdrawal may be made less than 30 days after the written explanation is provided if the Participant (or, if applicable, the Beneficiary) has been informed in writing of his right to at least 30 days to consider his decision and affirmatively elects a form of distribution before such 30-day period expires. A Participant’s failure to elect a distribution shall be deemed an election to defer distribution to the extent permitted by Section 11.
SECTION 12.
Benefits Committee and Review Committee
          12.1 Membership. The Benefits Committee and Review Committee (collectively, the “Committees”) referred to in subsection 1.3 shall each consist of one or more members appointed by the Company’s Chief Executive Officer.
          12.2 Authority of Benefits Committee Except as otherwise specifically provided in this Section 12, in controlling and managing the operation and administration of the Plan, the Benefits Committee shall act by a majority of its then members, by meeting or by writing filed without meeting, and shall have the following powers, rights and duties in addition to those vested in it elsewhere in the Plan or Trust, and any decision made by the Benefits Committee (or by any person to whom the Benefits Committee delegates administrative responsibility pursuant to subsection 12.3) pursuant to this subsection 12.2 (or any other provision of the Plan granting the Benefits Committee the authority to act) shall be final:
(a)	to adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

(b)	to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Benefits Committee;

(c)	to determine conclusively all questions arising under the Plan, including the power to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, and to remedy ambiguities, inconsistencies or omissions;

(d)	to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Benefits Committee may decide;

(e)	to direct all payments of benefits under the Plan;

(f)	to perform the functions of a “plan administrator” as defined in section 414(g) of the Code, for purposes of Section 9 and for purposes of establishing and implementing procedures to determine the qualified status of domestic relations orders (in accordance with the requirements of section 414(p) of the Code) and to administer distributions under such qualified orders;

(g)	to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Benefits Committee considers necessary or desirable to discharge its duties; and

(h)	to establish a claims procedure in accordance with section 503 of ERISA.
The certificate of a majority of the members of the Benefits Committee that the Benefits Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.
          12.3 Allocation and Delegation of Committee Responsibilities and Powers. In exercising its authority to control and manage the operation and administration of the Plan, and the investment of Plan assets, the Benefits Committee and the Review Committee, respectively, may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation and the acceptance thereof by the Committee member or delegate shall be in writing and may be revoked at any time. Any member or delegate exercising Committee responsibilities and powers under this subsection shall periodically report to the Committee on its exercise thereof and the discharge of such responsibilities.
          12.4 Uniform Rules. In managing the Plan, the Benefits Committee shall uniformly apply rules and regulations adopted by it to all persons similarly situated.
          12.5 Information to be Furnished to Benefits Committee. The Employers and Related Companies shall furnish the Benefits Committee such data and information as may be required for it to discharge its duties. The records of the Employers and Related Companies as to an employee’s or Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and Compensation shall be conclusive on all persons unless determined to be manifestly incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Benefits Committee such evidence, data or information as the Benefits Committee considers desirable to carry out the Plan.
          12.6 Mistake of Fact. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Benefits Committee shall make such adjustment on account thereof as it considers equitable and practicable.
          12.7 Exercise of Committees’ Duties. Notwithstanding any other provisions of the Plan, the Committees shall discharge their duties hereunder solely in the interests of the Participants and other persons entitled to benefits under the Plan, and:

(a)	for the exclusive purpose of providing benefits to Participants and other persons entitled to benefits under the Plan; and

(b)	with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.
          12.8 Remuneration and Expenses. No remuneration shall be paid from the Plan to any member of the Committees as such. Except as otherwise determined by the Company, the following expenses will be paid directly by the Trustee out of Plan assets or, if paid by one or more Employers, reimbursed by the Trustee to the maximum extent permitted by law: (a) all direct expenses of administering the Plan, including direct expenses incurred by the Employers and direct expenses of the Benefits or Review Committee or the members thereof incurred in the performance of a committee function with respect to the Plan, including the fees and expenses of persons employed by the Benefits Committee in accordance with paragraph 12.2(g), and (b) all fees and expenses incurred in connection with protection, investment and distribution of the Trust.
          12.9 Indemnification of the Committees. The Committees and the individual members thereof shall be indemnified and defended by the Employers against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committees or their members by reason of the performance of a committee function if either of the Committees or such members did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises.
          12.10 Resignation or Removal of Committee Member. A member of either of the Committees may resign at any time by giving advance written notice to the Chief Executive Officer of the Company and the other Committee members. The Chief Executive Officer of the Company may remove a member of either of the Committees by giving advance written notice to him and the other Committee members.
          12.11 Appointment of Successor Committee Members. The Chief Executive Officer of the Company may fill any vacancy in the membership of either of the Committees and shall give prompt written notice thereof to the other Committee members, the other Employers and the Trustee. While there is a vacancy in the membership of one of the Committees, the remaining members of that Committee shall have the same powers as the full Committee until the vacancy is filled.
SECTION 13.
Amendment and Termination
          13.1 Amendment. While the Company expects to continue the Plan, it necessarily reserves the right, subject to the provisions of the Trust Agreement, to amend the Plan from time to time, except that no amendment will reduce a Participant’s interest in the Plan to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers and the Related Companies on the day of the amendment. Any such amendment shall be in writing and shall be adopted by action of the Company’s Board of Directors or a duly appointed committee thereof, or by action of a duly authorized officer of the Company; provided, however, that the Chief Executive Officer of the Company may approve any amendment incorporating administrative or substantive changes to the Plan which do not, and will not, require the expenditure of substantial assets of the Company or of the Plan, as the case may be.

          13.2 Termination. The Plan will terminate as to all of the Employers on any day specified by the Company if advance written notice of the termination is given to the other Employers. Employees of any Employer shall cease to be active Participants in the Plan (and shall be treated as inactive Participants in accordance with subsection 2.2) on the first to occur of the following:
(a)	the date that Employer, by appropriate corporate action communicated in advance to the Company, ceases to be a contributing sponsor;

(b)	the date that Employer is judicially declared bankrupt or insolvent; or

(c)	the dissolution, merger, consolidation, reorganization or sale of that Employer, or the sale by that Employer of all or substantially all of its assets, except that, subject to the provisions of subsection 13.3, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer’s assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.
          13.3 Merger and Consolidation of the Plan, Transfer of Plan Assets. The Benefits Committee in its discretion may direct the Trustee to transfer all or a portion of the assets of this Plan to another defined contribution plan of the Employers or Related Companies which is qualified under section 401(a) of the Code, or in the event of the sale of stock of an Employer or all or a portion of the assets of an Employer, to a qualified plan of an employer which is not a Related Company. In the case of any merger or consolidation with, or transfer of assets and liabilities to, any other plan, provisions shall be made so that each affected Participant in the Plan on the date thereof (if the Plan, as applied to that Participant, then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan, as applied to him, had then terminated.
          13.4 Distribution on Termination and Partial Termination. Upon termination or partial termination of the Plan, all benefits under the Plan shall continue to be paid in accordance with Sections 10 and 11 as such section may be amended from time to time.
          13.5 Notice of Amendment, Termination or Partial Termination. Affected Participants will be notified of an amendment, termination or partial termination of the Plan as required by law.

APPENDIX I
DEFINED TERMS

1.5	–	Accounting Date
7.1	–	Accounts
8.2	–	Annual Additions
11.5	–	Beneficiary
1.3	–	Benefits Committee
4.1	–	Before-Tax Contribution
1.1	–	Code
12.1	–	Committees
1.1	–	Company
8.1	–	Compensation
8.10	–	Contribution Percentage
8.8	–	Deferral Percentage
11.1	–	Distribution Date
1.1	–	Effective Date
4.5	–	Eligible Compensation
1.2	–	Employer
1.2	–	Employers
2.1	–	Entry Date
1.3	–	ERISA
10.3	–	Hardship
8.13	–	Highly Compensated
8.10	–	Highly Compensated Group Contribution Percentage
8.8	–	Highly Compensated Group Deferral Percentage
3.2	–	Hours of Service
6.1	–	Investment Funds
2.5	–	Leased Employee
6.1	–	Loan Fund
7.1	–	Matching Account
5.1	–	Matching Contribution
3.2	–	Maternity or Paternity Absence
8.10	–	Non-highly Compensated Group Contribution Percentage
8.8	–	Non-highly Compensated Group Deferral Percentage
1.1	–	Plan
1.4	–	Plan Year
7.1	–	Qualified Matching Account
5.2	–	Qualified Matching Contribution
1.2	–	Related Company
11.4	–	Required Beginning Date
1.3	–	Review Committee
7.1	–	Rollover Account
4.4	–	Rollover Contribution
8.2	–	Section 415 Affiliate
9.2	–	Termination Date
1.3	–	Trust
1.3	–	Trustee
3.1	–	Year of Service

APPENDIX II
Rates of Matching Contributions

Collective Bargaining Unit	Rate of Matching Contributions
United Steelworkers of America	Effective as of January 1, 1998, 50% of the participant’s contributions that are not in excess of 3% of the participant’s eligible compensation,
Local Union 1010-8
Local Union 1822	plus
Local Union 5812
Local Union 5632	Effective February 22, 2001, 25% of the participant’s contributions in excess of 3%, but not in excess of 6%, of the participant’s eligible compensation

Oil, Chemical and Atomic Workers International Union	50% of the participant’s contributions that are not in excess of 3% of the participant’s eligible compensation

Local Union 8-398	Effective January 1, 1999
Local Union 4-227	Effective January 1, 2000
Local Union 8-397	Effective January 1, 1999

SUPPLEMENT A
TO
GATX CORPORATION HOURLY EMPLOYEES
RETIREMENT SAVINGS PLAN
(Top-Heavy Status)

Application	A-1. This Supplement A to GATX Corporation Hourly Employees Savings Plan (the “Plan”) shall be applicable on and after the date on which the Plan becomes Top-Heavy (as described in subsection A-4).

Definitions	A-2. Unless the context clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined for purposes of this Supplement A.

Affected Participant	A-3. For purposes of this Supplement A, the term “Affected Participant” means each Participant who is employed by an Employer or a Related Company during any Plan Year for which the Plan is Top-Heavy, subject to the following:

(a)   For any such Plan Year, the term “Affected Participant” shall include any employee of an Employer who is not a Participant solely because he failed to make the contributions required under subsection 4.1 for that year.

(b)   The term “Affected Participant” shall not include any Participant who is covered by a collective bargaining agreement if retirement benefits were the subject of good faith bargaining between his Employer and his collective bargaining representative.

Top-Heavy	A-4. The Plan shall be “Top-Heavy” for any Plan Year if, as of the Determination Date for that year (as described in paragraph (a) next below), the present value of the benefits attributable to Key Employees (as defined in subsection A-5) under all Aggregation Plans (as defined in subsection A-8) exceeds 60% of the present value of all benefits under such plans. The foregoing determination shall be made in accordance with the provisions of section 416 of the Code. Subject to the preceding sentence:

(a)   The Determination Date with respect to any plan for purposes of determining Top-Heavy status for any plan year of that plan shall be the last day of the preceding plan year or, in the case of the first plan year of that plan, the last day of that year. The present value of benefits as of any Determination Date shall be determined as of the accounting date or valuation date coincident with or next preceding the Determination Date. If the plan years of all Aggregation Plans do not coincide, the Top-Heavy status of the Plan on any Determination Date shall be determined by aggregating the present value of Plan benefits on that date with the present value of the benefits under each other Aggregation Plan determined as of the Determination Date of such other Aggregation Plan which occurs in the same calendar year as the Plan’s Determination Date.

(b) Benefits under any plan as of any Determination Date shall include the amount of any distributions from that plan made during the plan year which includes the Determination Date or during any of the preceding four plan years, but shall not include any amounts attributable to employee contributions which are deductible under section 219 of the Code, any amounts attributable to employee-initiated rollovers or transfers made after December 31, 1983 from a plan maintained by an unrelated employer, or, in case of a defined contribution plan, any amounts attributable to contributions made after the Determination Date unless such contributions are required by section 412 of the Code or are made for the plan’s first plan year.

(c)  Benefits attributable to a participant shall include benefits paid or payable to a beneficiary of the participant, but shall not include benefits paid or payable to any participant who has not performed services for an Employer or Related Company during any of the five plan years ending on the applicable Determination Date.

(d)  The accrued benefit of a Non-Key Employee shall be determined under the method which is used for accrual purposes for all plans of the Employer and Related Companies; or, if there is not such method, as if the benefit accrued not more rapidly than the slowest accrual rate permitted under section 411(b)( I )(c) of the Code.

(e) The present value of benefits under all defined benefit plans shall be determined on the basis of a 5% per annum interest factor and the GAM ‘71 Mate Table.

Key Employee	A-5. The term “Key Employee” means an employee or deceased employee (or beneficiary of such deceased employee) who is a Key Employee within the meaning ascribed to that term by section 416(i) of the Code. Subject to the preceding sentence, the term Key Employee includes any employee or deceased employee (or beneficiary of such deceased employee) who at any time during the plan year which includes the Determination Date or during any of the four preceding plan years was:

(a) an officer of any Employer or Related Company with Compensation in excess of 50 percent of the amount in effect under section 415(b)(1)(A) of the Code for the calendar year in which that year ends; provided, however, that the maximum number of employees who shall be considered Key Employees under this paragraph (a) shall be 50;

(b)   one of the 10 employees owning the largest interests in any Employer or any Related Company (disregarding any ownership interest which is less than 1/2 of one percent), excluding any employee for any plan year whose Compensation did not exceed the applicable amount in effect under section 415(c)(1)(A) of the Code for the calendar year in which that year ends;

(c) a 5% owner of any Employer or of any Related Company; or

(d) a 1% owner of any Employer or any Related Company having Compensation in excess of $150,000.

Compensation	A-6. The term “Compensation” for purposes of this Supplement A generally means compensation within the meaning of section 415(c)(3). However, solely for purposes of determining who is a Key Employee, the term “Compensation” means compensation as defined in Code section 414(q).

Non-Key Employee	A-7. The term “Non-Key Employee” means any employee (or beneficiary of a deceased employee) who is not a Key Employee.

Aggregation Plan	A-8. The term “Aggregation Plan” means the Plan and each other retirement plan (including any termination plan) maintained by an Employer or Related Company which is qualified under section 401(a) of the Code and which:

(a) during the plan year which includes the applicable Determination Date, or during any of the preceding four plan years, includes a Key Employee as a participant;

(b)   during the plan year which includes the applicable Determination Date or, during any of the preceding four plan years, enables the Plan or any plan in which a Key Employee participates to meet the requirements of section 401(a)(4) or 410 of the Code; or

(c)   at the election of the Employer, would meet the requirements of sections 401(a)(4) and 410 if it were considered together with the Plan and all other plans described in paragraphs (a) and (b) next above.

Required Aggregation Plan	A-9. The term “Required Aggregation Plan” means a plan described in either paragraph (a) or (b) of subsection A-8.

Permissive Aggregation Plan	A-10. The term “Permissive Aggregation Plan” means a plan described in paragraph (c) of subsection A-8.

Minimum Contribution	A-11. For any Plan Year during which the Plan is Top-Heavy, the minimum amount of Employer contributions and Forfeitures, excluding elective contributions as defined in Code section 401(k) and employer matching contributions as defined in Code section 401(m), allocated to the Accounts of each Affected Participant who is employed by an Employer or Related Company on the last day of that year, who is not a Key Employee and who is not entitled to a minimum benefit for that year under any defined benefit Aggregation Plan which is top-heavy shall, when expressed as a percentage of the Affected Participant’s Compensation, be equal to the lesser of:

(a) 3%; or

(b)   the percentage at which Employer contributions (including Employer contributions made pursuant to a cash or deferred arrangement) are allocated to the Accounts of the Key Employee for whom such percentage (when expressed as a percentage of Compensation not in excess of $160,000 or such larger amount as may be in effect for such year under section 401(a)(17) of the Code) is greatest.

For purposes of the preceding sentence, compensation earned while a member of a group of employees to whom the Plan has not been extended shall be disregarded. Paragraph (b) next above shall not be applicable for any Plan Year if the Plan enables a defined benefit plan described in paragraph A-8(a) or A-8(b) to meet the requirements of section 401(a)(4) or 410 for that year. Employer contributions for any Plan Year during which the Plan is Top-Heavy shall be allocated first to non-Key Employees until the requirements of this subsection A-11 have been met and, to the extent necessary to comply with the provisions of this subsection A-11, additional contributions shall be required of the Employers.

Aggregate Benefit Limit	A-12. Notwithstanding the foregoing:

(a)   Subject to the provisions of paragraph (b) of this subsection A-12, for any Plan Year prior to January 1, 2000 during which the Plan is Top-Heavy, paragraphs (2)(B) and (3)(B) of section 415(e) of the Code shall be applied by substituting “1.0” for “1.25”.

(b)   If for any Plan Year the Plan would not be Top-Heavy under subsection A-5 if “90%” were substituted for “60%” as it appears in that subsection, paragraph A-11 shall be applied by substituting “4%” for “3%” as it appears in that subsection, and paragraph (a) of this subsection A-12 shall not apply.

SUPPLEMENT B
To
GATX Corporation
Hourly Employees Retirement Savings Plan
(Terminals Participants)

Purpose	B-1. The purpose of this Supplement B is to modify and supplement the terms and conditions of the GATX Corporation Hourly Employees Retirement Savings Plan applicable to Affected Participants (as defined in subsection B-4) in connection with the sale of all of the outstanding shares of GATX Terminals Corporation (“Terminals”) to Kinder Morgan Energy Partners, L.P. (the “Terminals Sale”). The provisions of this Supplement B shall form a part of the Plan as of its Effective Date (as defined in subsection B-2). In the event of any inconsistency between this Supplement B and the Plan document, the terms of this Supplement B shall govern.

Effective Date	B-2. The effective date of this Supplement B is the closing date of the Terminals Sale.

Definitions	B-3. A word, term or phrase used or defined in the Plan document is similarly used or defined for purposes of this Supplement B, unless the context clearly indicates otherwise.

Affected Participant	B-4. For purposes of this Supplement B, the term “Affected Participant” means a Participant who meets all of the following requirements:

0.1. on January 28, 2001, he is either (i) employed by Terminals or (ii) employed by GATX Corporation and his job duties and responsibilities relate exclusively to the operation or administration of Terminals;

0.2. he has become a “Participant” in the Plan on or before the closing date of the Terminals Sale; and

0.3. on or after January 28, 2001 and before January 1, 2002, he ceases to be eligible to contribute to the Plan or have contributions made to the Plan on his behalf due to Terminals’ ceasing to be an Employer as defined in the Plan or a member of a group of employers which, with the Employer, constitutes a controlled group of corporations (within the meaning of section 414(b) of the Code) or a group of trades or businesses under common control (within the meaning of section 414(c) of the Code) as a result of the Terminals Sale and who continues in the employ of Terminals after the closing.

Plan Loans	B-5. Upon request of an Affected Participant who, by reason of subsection 9.3, is not permitted to obtain a distribution pursuant to Section 11, the Plan Administrator may authorize a loan to

B-1

such Affected Participant from his interest in the Plan, notwithstanding that such Affected Participant has ceased to be a party in interest with respect to the Plan. Any such loan shall be subject to the conditions and limitations set forth in Section 10 and such additional terms and conditions as the Plan Administrator may establish, on a uniform and nondiscriminatory basis, for loans to such Affected Participants, except that loan repayments by Affected Participants shall be made to the Plan record keeper by personal or cashier’s check or money order (and not by payroll deduction).

B-2

SUPPLEMENT C
To
GATX Corporation
Hourly Employees Retirement Savings Plan
(Calnev Participants)

Purpose	C-1. The purpose of this Supplement C is to modify and supplement the terms and conditions of the GATX Corporation Hourly Employees Retirement Savings Plan applicable to Affected Participants (as defined in subsection C-4) in connection with the sale of all of the outstanding shares of Calnev Pipeline Company (“Calnev”) to Kinder Morgan Energy Partners, L.P. (the “Calnev Sale”). The provisions of this Supplement C shall form a part of the Plan as of its Effective Date (as defined in subsection C-2). In the event of any inconsistency between this Supplement C and the Plan document, the terms of this Supplement C shall govern.

Effective Date	C-2. The effective date of this Supplement C is the closing date of the Calnev Sale.

Definitions	C-3. A word, term or phrase used or defined in the Plan document is similarly used or defined for purposes of this Supplement C, unless the context clearly indicates otherwise.

Affected Participant	C-4. For purposes of this Supplement C, the term “Affected Participant” means a Participant who meets all of the following requirements:

0.4. on January 28, 2001, he is either (i) employed by Calnev or (ii) employed by GATX Corporation and his job duties and responsibilities relate exclusively to the operation or administration of Calnev;

0.5. he has become a “Participant” in the Plan on or before the closing date of the Calnev Sale; and

0.6. on or after January 28, 2001 and before January 1, 2002, he ceases to be eligible to contribute to the Plan or have contributions made to the Plan on his behalf due to Calnev’s ceasing to be an Employer as defined in the Plan or a member of a group of employers which, with the Employer, constitutes a controlled group of corporations (within the meaning of section 414(b) of the Code) or a group of trades or businesses under common control (within the meaning of section 414(c) of the Code) as a result of the Calnev Sale and who continues in the employ of Calnev after the closing.

Plan Loans	C-5. Upon request of an Affected Participant who, by reason of subsection 9.3, is not permitted to obtain a distribution pursuant to Section 11, the Plan Administrator may authorize a loan to

C-1

such Affected Participant from his interest in the Plan, notwithstanding that such Affected Participant has ceased to be a party in interest with respect to the Plan. Any such loan shall be subject to the conditions and limitations set forth in Section 10 and such additional terms and conditions as the Plan Administrator may establish, on a uniform and nondiscriminatory basis, for loans to such Affected Participants, except that loan repayments by Affected Participants shall be made to the Plan record keeper by personal or cashier’s check or money order (and not by payroll deduction).

C-2